UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

ACADIA Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50768	06-1376651
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 558-2871

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACAD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

(a)

On July 20, 2020, ACADIA Pharmaceuticals Inc. (the “Company”) announced that the U.S. Food and Drug Administration (FDA) has accepted for filing its supplemental New Drug Application (sNDA) for NUPLAZID® (pimavanserin) for the treatment of hallucinations and delusions associated with dementia-related psychosis (DRP).

The FDA has assigned a standard review with a PDUFA (Prescription Drug User Fee Act) action date of April 3, 2021. The FDA has also informed the Company that it has not identified any potential review issues at this point in their evaluation and at this time they are not planning to hold an Advisory Committee meeting.

The sNDA is supported by results from the pivotal Phase 3 HARMONY study, which met its primary endpoint, demonstrating that pimavanserin significantly reduced the risk of relapse of psychosis by 2.8 fold compared to placebo (hazard ratio = 0.353; one-sided p=0.0023). The sNDA also includes positive efficacy results from two additional placebo-controlled studies, both of which met their respective primary endpoints: The Phase 2 (-019) study in patients with Alzheimer’s disease psychosis and the Phase 3 (-020) study in patients with Parkinson’s disease psychosis. The sNDA includes a large safety database from completed and ongoing studies representing over 1500 patients with neurodegenerative disease.

(b)

Also on July 20, 2020, the Company announced top-line results from its 298 patient Phase 3 CLARITY study which combined two identical, double-blind, placebo-controlled studies evaluating the efficacy, safety and tolerability of pimavanserin as an adjunctive treatment for major depressive disorder (MDD). The combined efficacy and safety analysis was pre-specified prior to data unblinding following feedback from the FDA.

The study did not achieve statistical significance on the primary endpoint which was the 17-item Hamilton Depression Rating Scale (HAMD-17) total score change from baseline to week 5. Pimavanserin 34 mg, given once-daily as an adjunctive treatment to standard antidepressant therapy was associated with a mean reduction of 9.0 in HAMD-17 total score compared to 8.1 for placebo as an adjunctive treatment (p=0.296).

Positive results were observed on the key secondary endpoint, the Clinical Global Impression – Severity (CGI-S) score, a clinician assessment of a patient’s severity of depression (nominal p=0.042). In the study, pimavanserin was generally well-tolerated when added to existing antidepressant therapy, and similar rates of adverse events were observed between pimavanserin (58.1%) and placebo (54.7%).

The Phase 3 CLARITY study is a combination of CLARITY-2 and CLARITY-3, which were both 6-week, parallel-designed, randomized, double-blind, placebo-controlled, multi-center studies designed to evaluate the efficacy and safety of pimavanserin as adjunctive treatment in patients with MDD who have an inadequate response to standard antidepressant therapy with either a selective serotonin reuptake inhibitor (SSRI) or a serotonin norepinephrine reuptake inhibitor (SNRI). A total of 298 patients were randomized to receive six weeks of oral treatment with either 34 mg of pimavanserin or placebo, once daily, in addition to their ongoing antidepressant. The primary endpoint was change from baseline on the HAMD-17 total score.

Copies of ACADIA’s press releases issued July 20, 2020 are furnished herewith as Exhibits 99.1 and 99.2.

Forward-Looking Statements

Statements in this Current Report that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to the potential benefits of pimavanserin as adjunctive treatment for major depressive disorder, the hallucinations and delusions associated with dementia-related psychosis or other central nervous system disorders, the potential results of clinical trials of pimavanserin in other indications, and the expected growth in patients with dementia. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2019 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this Current Report to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated July 20, 2020, “ACADIA Announces U.S. FDA Accepted for Filing the Supplemental New Drug Application for NUPLAZID® (pimavanserin) for the Treatment of Hallucinations and Delusions Associated with Dementia-Related Psychosis”

99.2	Press release dated July 20, 2020, “ACADIA Pharmaceuticals Announces Top-line Results from the Phase 3 CLARITY Study Evaluating Pimavanserin for the Adjunctive Treatment of Major Depressive Disorder”

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2020	ACADIA Pharmaceuticals Inc.

	By:	/s/ Austin D. Kim
	Name:	Austin D. Kim
	Title:	Executive Vice President, General Counsel & Secretary